1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789	Press Release

Contact: Tim Wesley at (412) 825-1543

Wabtec Prices $150 Million of Senior Notes

WILMERDING, Pa., July 24, 2003 -- Wabtec Corporation (NYSE: WAB) today announced that it has priced its previously announced private placement of $150 million of senior notes due 2013. Interest on the senior notes will accrue at a rate of 6.875 percent per annum and will be payable semi-annually on Jan. 31 and July 31 of each year, commencing on Jan. 31, 2004. The transaction is expected to close on Aug. 6, 2003, subject to customary closing conditions.

The net proceeds of the offering will be used to repay approximately $145 million of debt outstanding under the Company’s existing credit agreement, and for general corporate purposes.

The senior notes have been offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”), and other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Act.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the senior notes or any other security of the Company. The senior notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and were offered to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Act. Unless so registered, the senior notes issued may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially from those outlined in the forward-looking statements. Factors that could cause actual results to differ from expectations are included in the company’s filings with the Securities and Exchange Commission, including without limitation the Form 8-K dated July 24, 2003.

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.

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